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                                                                    EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION
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Contact:  David N. Keys - 702/735-2200 ext. 166

                 AMERICAN PACIFIC REPORTS DISPUTED POWER BILLS

LAS VEGAS, NEVADA, January 17, 2001 / PR Newswire / -- American Pacific Corporation (NASDAQ National Market: APFC)

Electric energy is one of the Company's primary raw material costs for the production of ammonium perchlorate. The Company is a party to an agreement with Utah Power ("UP") for its electrical requirements. The agreement provided for the supply of power for a minimum of a ten-year period, which began in 1989. This agreement had a three year notice of termination provision and, on April 7, 1999, UP provided written notice of termination, effective April 7, 2002.

The Company has recently experienced unusual increases in its monthly power bills at its Utah production facilities as compared to average historical monthly amounts. For the months of November and December 2000, the Company received power bills from UP totaling $600,000 and $932,000, which were respectively, $432,000 and $771,000 in excess of average historical monthly amounts.

The Company believes that UP has improperly calculated replacement energy costs and has also breached the agreement by failing to comply with the advance notice provisions of the agreement. The Company is disputing the November and December power bills, as well as those of earlier periods.

In the first quarter of fiscal 2001, the Company implemented a plan to reduce power consumption at its Utah plant operations. By the middle of January 2001, the Company believes it has reduced power consumption by more than 50%, although, as part of this reduction, the Company has incurred additional costs, principally in the area of purchased raw materials. In order to reduce total costs, the Company is purchasing certain raw materials in lieu of producing such materials.

The Company is pursuing recovery of improper excess power charges from UP through negotiation or other alternatives and is seeking to cause UP to comply with the provisions of the agreement. The

                                    -more-

         3770 HOWARD HUGHES PARKWAY - SUITE 300 . LAS VEGAS, NV 89109
                   PHONE (702) 735-2200 . FAX (702) 735-4876

                            Exhibit 99.1 -- Page 1
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outcome of this process is uncertain.  Absent recovery of the disputed charges and future compliance by UP with the agreement, the increases in power bills have had and would continue to have a material adverse effect on the Company's operating results and financial position. In the event a significant portion of the total amount in dispute in the first quarter is not recovered by the Company, the Company will report an operating loss in its first fiscal quarter ended December 31, 2000.

Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including potential declining demand and/or downward pricing pressures for the Company's products, governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a continued decrease in demand for AP, technological advances or new or competitive products causing a reduction or elimination of demand for the Company's products, as well as other risks detailed from time to time in the Company's SEC reports, including the most recent Form 10-K and 10-Q Reports.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems and fire extinguishment systems. The Company also designs and manufactures environmental protection products and is involved in real estate development.


                         AMERICAN PACIFIC CORPORATION
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                            Exhibit 99.1 -- Page 2